Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Jenna Reck, Media, (612) 761-5829
Target Media Hotline, (612) 696-3400

Target Reports First Quarter 2015 Earnings
Adjusted EPS of $1.10, up 19.6 percent from last year; Comparable sales up 2.3 percent

•
First quarter Adjusted EPS of $1.10 was above the company’s expected range of $0.95 to $1.05. The Company now expects full-year 2015 Adjusted EPS of $4.50 to $4.65, compared with prior guidance of $4.45 to $4.65.

•	First quarter comparable sales increased a better-than-expected 2.3 percent, driven by growth in both transactions and basket size.

•	Digital channel sales increased 37.8 percent, contributing 0.8 percentage points to comparable sales growth.

•	Comparable sales in signature categories (Style, Baby, Kids and Wellness) grew more than double the company average.

•
Target returned cash through share repurchase for the first time since the second quarter of 2013, with purchases of $562 million in shares of common stock in the first quarter. Including dividends, the company returned $895 million to shareholders in the first quarter, more than 140% of net income.

MINNEAPOLIS (May 20, 2015) - Target Corporation (NYSE: TGT) today reported first quarter 2015 adjusted earnings per share from continuing operations1 (Adjusted EPS) of $1.10, up 19.6 percent from $0.92 in 2014. GAAP EPS from continuing operations were $1.01, compared with $0.89 in first quarter 2014. First quarter 2015 GAAP EPS from continuing operations reflect $103 million of restructuring costs that are excluded from Adjusted EPS. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

[1]Adjusted EPS, a non-GAAP financial measure, excludes restructuring charges and the impact of certain matters not related to the Company’s single segment, such as discontinued operations, data breach expenses and certain other expenses that are discretely managed. See the “Discontinued Operations” and “Accounting Considerations” sections of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces First Quarter 2015 Earnings - Page 2 of 6
“We’re pleased with our first quarter traffic and sales, particularly in our signature categories, which drove better-than-expected profitability through improved gross margin and continued expense management,” said Brian Cornell, chairman and CEO of Target. “We’re encouraged to see early progress on our strategic priorities, including strong sales growth in Apparel, Home and Beauty, nearly 40 percent growth in digital sales, and positive traffic in both our stores and digital channels. We continue to benefit from strong execution by our stores team, who overcame weather challenges and West Coast port delays to deliver outstanding guest service in the first quarter.”
Fiscal 2015 Earnings Guidance
In second quarter 2015, Target expects Adjusted EPS of $1.04 to $1.14, compared with $1.01 in second quarter 2014.
The Company now expects full-year 2015 Adjusted EPS of $4.50 to $4.65, compared with prior guidance of $4.45 to $4.65.
Segment Results
First quarter 2015 sales increased 2.8 percent to $17.1 billion from $16.7 billion last year, reflecting a 2.3 percent increase in comparable sales combined with sales from new stores. Digital channel sales grew 37.8 percent and contributed 0.8 percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT) were $1,261 million in first quarter 2015, an increase of 19.7 percent from $1,053 million in 2014.
First quarter EBITDA and EBIT margin rates were 10.5 percent and 7.4 percent, respectively, compared with 9.4 percent and 6.3 percent in 2014. First quarter gross margin rate was 30.4 percent, compared with 29.5 percent in 2014, reflecting the benefit of annualizing heightened promotional markdowns in first quarter 2014 combined with favorable merchandise mix in first quarter 2015. First quarter SG&A expense rate was 19.9 percent in 2015, compared with 20.1 percent in 2014, as cost savings initiatives offset increased technology expense.
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Target Corporation Announces First Quarter 2015 Earnings - Page 3 of 6
Interest Expense and Taxes from Continuing Operations
The Company’s first quarter 2015 net interest expense was $155 million, compared with $152 million last year. The Company’s first quarter 2015 effective income tax rate from continuing operations was 34.8 percent, compared with 34.4 percent last year.
Capital Returned to Shareholders
The Company returned $895 million to shareholders in first quarter 2015, representing more than 140 percent of net income.
Target returned cash through share repurchase for the first time since the second quarter of 2013, with purchases in the first quarter of $562 million in shares of common stock, including:

•	Open market transactions that retired 3.6 million shares of common stock at an average price of $81.74, for a total investment of $297 million.

•
An accelerated share repurchase (ASR) agreement that retired 3.3 million shares of common stock at an average price of $80.74, for a total investment of $265 million. Final settlement of the ASR occurred in May, and 1.1 million of the 3.3 million shares repurchased through the ASR were delivered in the second quarter.

In addition, through non-cash settlements of prepaid forward contracts related to non-qualified deferred compensation plans, the Company retired 0.1 million shares of common stock at an average price of $41.13, for a total investment of $3 million.
Target paid dividends of $333 million during first quarter 2015, compared with $272 million in first quarter 2014.
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Target Corporation Announces First Quarter 2015 Earnings - Page 4 of 6
After-Tax Return on Invested Capital (ROIC)
Beginning this quarter, the Company is reporting after-tax return on invested capital1 (ROIC) for continuing operations. The Company believes ROIC provides a meaningful measure of the effectiveness of its capital allocation over time. In addition to results provided in this press release, a schedule showing the calculation for the last eight quarters will be provided on the Company’s website at Target.com/Investors (hover over “company” then click on “summary financials” in the investor column).
For the trailing twelve months through first quarter 2015, ROIC was 12.5 percent, compared with 11.9 percent for the twelve months through first quarter 2014.
Discontinued Operations Update
As of April 12, 2015, Target Canada Co. completed its inventory liquidation efforts and closed the last of its 133 Canadian retail stores. A court-approved real estate sales process is underway and expected to be complete by the end of June 2015.
Consistent with expectations, after-tax losses from discontinued operations were $16 million in first quarter 2015, compared with $153 million last year. Certain assets and liabilities of Target’s discontinued operations are based on estimates. The recorded assets include estimated receivables, and the remaining liabilities include accruals for estimated losses related to claims that may be asserted against Target Corporation, primarily under guarantees of certain leases. Given the early stage of its exit, these estimates involve significant judgment and are based on currently available information, an assessment of the validity of certain claims and estimated payments by the Canada Subsidiaries. The Company believes it is reasonably possible that future adjustments to these amounts could be material to its results of operations in future periods. Any such adjustments would be recorded in discontinued operations.

1ROIC is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. See the “Reconciliation of Non-GAAP Financial Measures” and “Accounting Considerations” sections of this release for important disclosures about the limits of non-GAAP financial measures and a schedule that includes the calculation of ROIC and a reconciliation of capitalized operating lease obligations and operating lease interest to GAAP financial measures.

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Target Corporation Announces First Quarter 2015 Earnings - Page 5 of 6
Data Breach Update
The Company incurred breach-related expenses of $3 million in first quarter 2015, compared with $18 million of net pre-tax expense last year. Since fourth quarter 2013, Target has incurred net expense related to the data breach of $166 million, reflecting $256 million of gross expense, partially offset by the recognition of a $90 million insurance receivable.
Miscellaneous
Target Corporation will webcast its first quarter earnings conference call at 9:30 a.m. CDT today. Investors and the media are invited to listen to the call at Target.com/Investors (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CDT today through the end of business on May 22, 2015. The replay number is (855) 859-2056 (passcode: 50779902).
Statements in this release regarding second quarter and full-year 2015 earnings per share guidance and future expenses related to discontinued operations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 31, 2015.
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Target Corporation Announces First Quarter 2015 Earnings - Page 6 of 6
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three-month periods ended May 2, 2015, and May 3, 2014. The Company also provides ROIC for the twelve-month periods ended May 2, 2015, and May 3, 2014, respectively, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,795 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 2, 2015	May 3, 2014	Change
Sales	$17,119	$16,657	2.8%
Cost of sales	11,911	11,748	1.4
Selling, general and administrative expenses	3,514	3,376	4.1
Depreciation and amortization	540	511	5.5
Earnings before interest expense and income taxes	1,154	1,022	12.9
Net interest expense	155	152	2.5
Earnings before income taxes	999	870	14.8
Provision for income taxes	348	299	16.1
Net earnings from continuing operations	651	571	14.0
Discontinued operations, net of tax	(16)	(153)	(89.1)
Net earnings	$635	$418	51.6%
Basic earnings/(loss) per share
Continuing operations	$1.02	$0.90	12.7%
Discontinued operations	(0.03)	(0.24)	(89.2)%
Net earnings per share	$0.99	$0.66	49.8%
Diluted earnings/(loss) per share
Continuing operations	$1.01	$0.89	12.6%
Discontinued operations	(0.03)	(0.24)	(89.2)%
Net earnings per share	$0.98	$0.66	49.7%
Weighted average common shares outstanding
Basic	640.9	633.3	1.2%
Dilutive impact of share-based awards	5.5	4.9	0
Diluted	646.4	638.2	1.3%
Antidilutive shares	—	5.3

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	May 2, 2015	January 31, 2015	May 3, 2014
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short term investments of $2,073, $1,520 and $3	$2,768	$2,210	$677
Inventory	8,610	8,790	7,905
Assets of discontinued operations	148	1,333	718
Other current assets	1,672	1,754	1,723
Total current assets	13,198	14,087	11,023
Property and equipment
Land	6,135	6,127	6,146
Buildings and improvements	26,636	26,614	25,991
Fixtures and equipment	5,011	5,346	4,909
Computer hardware and software	2,395	2,553	2,138
Construction-in-progress	576	424	906
Accumulated depreciation	(14,975)	(15,106)	(13,756)
Property and equipment, net	25,778	25,958	26,334
Noncurrent assets of discontinued operations	458	442	5,605
Other noncurrent assets	1,012	917	1,080
Total assets	$40,446	$41,404	$44,042
Liabilities and shareholders’ investment
Accounts payable	$6,799	$7,759	$6,519
Accrued and other current liabilities	3,673	3,783	3,626
Current portion of long-term debt and other borrowings	112	91	1,466
Liabilities of discontinued operations	64	103	429
Total current liabilities	10,648	11,736	12,040
Long-term debt and other borrowings	12,654	12,705	11,391
Deferred income taxes	1,359	1,321	1,300
Noncurrent liabilities of discontinued operations	207	193	1,321
Other noncurrent liabilities	1,404	1,452	1,504
Total noncurrent liabilities	15,624	15,671	15,516
Shareholders’ investment
Common stock	53	53	53
Additional paid-in capital	5,170	4,899	4,512
Retained earnings	9,441	9,644	12,743
Accumulated other comprehensive loss
Pension and other benefit liabilities	(452)	(561)	(415)
Currency translation adjustment and cash flow hedges	(38)	(38)	(407)
Total shareholders’ investment	14,174	13,997	16,486
Total liabilities and shareholders’ investment	$40,446	$41,404	$44,042
 Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 638,408,643, 640,213,987 and 633,613,396 shares issued and outstanding at May 2, 2015, January 31, 2015 and May 3, 2014, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at May 2, 2015, January 31, 2015 or May 3, 2014.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 2, 2015	May 3, 2014
Operating activities
Net earnings	$635	$418
Losses from discontinued operations, net of tax	(16)	(153)
Net earnings from continuing operations	651	571
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	540	511
Share-based compensation expense	26	20
Deferred income taxes	18	(37)
Noncash (gains)/losses and other, net	(70)	(13)
Changes in operating accounts:
Inventory	180	372
Other assets	138	127
Accounts payable and accrued liabilities	(766)	(736)
Cash provided by operating activities—continuing operations	717	815
Cash provided by/ (required for) operating activities—discontinued operations	834	(295)
Cash provided by operations	1,551	520
Investing activities
Expenditures for property and equipment	(352)	(471)
Proceeds from disposal of property and equipment	6	5
Other investments	21	18
Cash required for investing activities—continuing operations	(325)	(448)
Cash provided by/ (required for) investing activities—discontinued operations	19	(90)
Cash required for investing activities	(306)	(538)
Financing activities
Change in commercial paper, net	—	306
Reductions of long-term debt	(14)	(31)
Dividends paid	(333)	(272)
Repurchase of stock	(477)	—
Prepayment of accelerated share repurchase (a)	(120)	—
Stock option exercises and related tax benefit	257	26
Cash (required for)/ provided by financing activities	(687)	29
Effect of exchange rate changes on cash and cash equivalents	—	9
Net increase in cash and cash equivalents	558	20
Cash and cash equivalents at beginning of period (b)	2,210	695
Cash and cash equivalents at end of period (c)	$2,768	$715

(a) $35 million of the prepayment was refunded and 1.1 million shares were delivered upon settlement of the accelerated share repurchase during the second quarter of 2015.
(b) Includes cash of our discontinued operations of $25 million for the three months ended May 3, 2014.
(c) Includes cash of our discontinued operations of $37 million for the three months ended May 3, 2014.

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended
(millions) (unaudited)	May 2, 2015	May 3, 2014	Change
Sales	$17,119	$16,657	2.8%
Cost of sales	11,911	11,748	1.4
Gross margin	5,208	4,909	6.1
SG&A expenses(a)	3,407	3,345	1.9
EBITDA	1,801	1,564	15.1
Depreciation and amortization	540	511	5.5
EBIT	$1,261	$1,053	19.7%
Note: We operate as a single segment which includes all of our continuing operations, excluding net interest expense, data breach related costs and certain other expenses which are discretely managed. Our segment operations are designed to enable guests to purchase products seamlessly in stores, online or through mobile devices. Beginning with the first quarter of 2015, segment EBIT includes the impact of the reduction of the beneficial interest asset. For comparison purposes, prior year segment EBIT has been revised.
(a) For the three months ended May 2, 2015 and May 3, 2014, SG&A includes $152 million and $149 million, respectively, of net profit-sharing income under our credit card program agreement.

	Three Months Ended
Segment Rate Analysis (unaudited)	May 2, 2015	May 3, 2014
Gross margin rate	30.4%	29.5%
SG&A expense rate	19.9	20.1
EBITDA margin rate	10.5	9.4
Depreciation and amortization expense rate	3.2	3.1
EBIT margin rate	7.4	6.3
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended
Sales by Channel (unaudited)	May 2, 2015	May 3, 2014
Stores	97.2%	97.9%
Digital	2.8	2.1
Total	100%	100%

	Three Months Ended
Comparable Sales (unaudited)	May 2, 2015	May 3, 2014
Comparable sales change	2.3%	(0.3)%
Drivers of change in comparable sales
Number of transactions	0.9	(2.3)
Average transaction amount	1.4	2.1
Selling price per unit	5.1	1.8
Units per transaction	(3.6)	0.3

Contribution to Comparable Sales Change (unaudited)	Three Months Ended
	May 2, 2015	May 3, 2014
Stores channel comparable sales change	1.5%	(0.7)%
Digital channel contribution to comparable sales change	0.8	0.5
Total comparable sales change	2.3%	(0.3)%
Note: Amounts may not foot due to rounding.

	Three Months Ended
REDcard Penetration (unaudited)	May 2, 2015	May 3, 2014
Target Debit Card	12.0%	11.3%
Target Credit Cards	9.4	9.1
Total REDcard Penetration	21.5%	20.4%
Note: Amounts may not foot due to rounding.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	May 2, 2015	January 31, 2015	May 3, 2014	May 2, 2015	January 31, 2015	May 3, 2014
Expanded food assortment stores	1,295	1,292	1,261	167,437	167,026	162,954
SuperTarget stores	249	249	249	44,151	44,151	44,152
General merchandise stores	240	240	271	27,945	27,945	31,618
CityTarget stores	8	8	8	820	820	820
TargetExpress stores	3	1	—	61	21	—
Total	1,795	1,790	1,789	240,414	239,963	239,544
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes restructuring costs, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies. Prior year amounts have been revised to present Adjusted EPS on a continuing operations basis.

Adjusted EPS	Three Months Ended
	May 2, 2015			May 3, 2014
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.01			$0.89	12.6%
Adjustments
Restructuring costs (a)	$103	$64	$0.10	$—	$—	$—
Data Breach related costs (b)	3	2	—	18	11	0.02
Card brand conversion costs (c)	—	—	—	13	8	0.01
Resolution of income tax matters	—	(3)	—	—	(1)	—
Adjusted diluted earnings per share from continuing operations			$1.10			$0.92	19.6%
Note: Amounts may not foot due to rounding. Beginning with the first quarter 2015, we no longer adjust for the reduction of the beneficial interest asset because it is no longer meaningful. For comparison purposes, prior year Adjusted EPS has been revised.
(a) Costs related to our previously announced corporate restructuring activities.
(b) For the three months ended May 2, 2015, we recorded $3 million of pretax Data Breach-related expenses, primarily legal and other professional services. For the three months ended May 3, 2014, we recorded $26 million of pretax expenses and $8 million of expected insurance proceeds, for net pretax expenses of $18 million.
(c) Expense related to converting the co-branded REDcard program to MasterCard.

We have also disclosed after-tax return on invested capital for continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	May 2, 2015	May 3, 2014
Earnings from continuing operations before interest expense and income taxes	$4,667	$4,579
+ Operating lease interest (a)(b)	90	95
Adjusted earnings from continuing operations before interest expense and income taxes	4,756	4,674
- Income taxes (c)	1,575	1,604
Net operating profit after taxes	$3,181	$3,070

Denominator (dollars in millions) (unaudited)	May 2, 2015	May 3, 2014	May 4, 2013
Current portion of long-term debt and other borrowings	$112	$1,466	$522
+ Noncurrent portion of long-term debt	12,654	11,391	12,389
+ Shareholders' equity	14,174	16,486	16,520
+ Capitalized operating lease obligations (b)(d)	1,495	1,587	1,668
- Cash and cash equivalents	2,768	677	1,798
- Net assets of discontinued operations	335	4,573	3,412
Invested capital	$25,332	$25,680	$25,890
Average invested capital (e)	$25,506	$25,785

After-tax return on invested capital	12.5%	11.9%
(a) Represents the hypothetical capitalization of our operating leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 33.1% and 34.3% for the trailing twelve months ended May 2, 2015 and May 3, 2014.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the prior period.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	May 2, 2015	May 3, 2014	May 4, 2013
Total rent expense	$187	$199	$209
Capitalized operating lease obligations (Total rent expense x 8)	1,495	1,587	1,668
Operating lease interest (Capitalized operating lease obligations x 6%)	90	95	n/a
Subject to reclassification